ajrobbins pc

Certified Public Accountants

Consent of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholders of
Universal Guardian Holdings, Inc.
Newport Beach, California

We consent to the inclusion and use in the Annual Report on form 10-KSB of Universal Guardian Holdings, Inc. for the year ended December 31, 2005 of our report dated March 10, 2006 appearing in that Annual Report.

We further consent to the reference by incorporation of the aforesaid report in Universal Guardian Holdings, Inc. registration statements on form S-8 (333-113638, 333-104741, 333-129837 and 333-129171).

/s/ AJ. Robbins PC.

AJ. Robbins PC

Certified Public Accountants

Denver Colorado
April 17, 2006

Columbine Place
216 Sixteenth Street, Suite 600
Denver, Colorado 80202